UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

_______________________________

FREIGHTCAR AMERICA, INC.

(Exact name of registrant as specified in its charter)

_______________________________

Delaware	000-51237	25-1837219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 S. Wacker Drive, Suite 1500

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

(800) 458-2235

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RAIL	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 12, 2023, FreightCar America, Inc. (the “Company”) entered into a letter agreement with Nicholas J. Randall (the “Randall Letter”) pursuant to which Mr. Randall will become the Company’s Chief Operating Officer, effective June 26, 2023 (the “Effective Date”). Mr. Randall’s employment with the Company is not for a specified term.

Mr. Randall, age 50, currently leads a division of Precision Castparts Corporation, a manufacturer in the aerospace industry, where he has worked in various capacities since 2017. From 2007 to 2017, Mr. Randall served in various capacities at Alcoa and Arconic, a company formed from the split of Alcoa in 2016. Prior to that, Mr. Randall worked in various engineering roles at Jaguar & Land Rover Vehicles.

Pursuant to the Randall Letter, Mr. Randall will receive an annual base salary of $450,000, subject to annual review by the Company. Mr. Randall will be entitled to participate in the Company’s annual cash incentive program applicable to senior executives (the “Bonus Plan”) and eligible to earn a bonus (“Bonus”) for each fiscal year of the Company ending during his employment. His target Bonus is 75% of his base salary, with a maximum equal to 150% of his base salary.

Also pursuant to the Randall Letter, the Company will award Mr. Randall a sign-on award consisting of: (a) a cash bonus equal to $250,000; and (b) 300,000 inducement stock options which will be available for exercise over a ten-year period, with an exercise price no less than fair market value of Company common stock, par value $0.01 per share, which will vest on the later of (i) the first date the closing price of one share of common stock is equal to or greater than 125% of the exercise price; and (ii) 1/3 of the options per year for three consecutive years after the Effective Date.

Mr. Randall will also be eligible to participate in the Company’s equity-based long-term incentive plan (“LTIP”), pursuant to which the Company may grant awards in its sole discretion. Mr. Randall’s initial target LTIP award value will be equal to 125% of his base salary, of which 50% will be restricted shares of the Company’s common stock and 50% will be stock options. The restricted shares will have a three-year cliff vest and the stock options will vest 1/3 per year for three consecutive years after grant, available for exercise over a ten-year period.

Mr. Randall will be eligible to participate in the Company’s Amended and Restated Executive Severance Plan effective January 17, 2022 (the “Severance Plan”), which, in the case of a Company-initiated termination without Cause (as defined in the Severance Plan) or Mr. Randall’s resignation for “good reason”, provides for (i) continuation of his base salary for twelve months following the termination date, (ii) payment equal to the average of the Bonus paid for the last two full years, and (iii) twelve months of COBRA premiums at the same cost and coverage levels as apply to active employees. The Severance Plan also provides for certain benefits upon a “qualifying retirement”, for which Mr. Randall must meet certain age, service and notice requirements as further set forth in the Severance Plan.

Mr. Randall will be eligible to participate in each of the Company’s employee retirement, savings, welfare and fringe benefits plans, and prerequisites, offered to similarly-situated executives. He will be entitled to five weeks of paid annual vacation, which shall be pro-rated for 2023.Mr. Randall’s employment may be terminated at any time for any reason (or no reason), subject to the terms of the Randall Letter, by the Company or Mr. Randall.

A description of the material terms of the Randall Letter is set forth above, which is qualified in its entirety by reference to its full text, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Employment Letter Agreement dated May 12, 2023 by and between FreightCar America, Inc. and Nicholas J. Randall.
Exhibit 99.1	Press Release dated May 18, 2023, issued by FreightCar America, Inc.
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREIGHTCAR AMERICA, INC.

Date: May 18, 2023	By:	/s/ Michael A. Riordan
Michael A. Riordan
Vice President, Finance, Chief Financial Officer and Treasurer